Exhibit 99.1

Diodes Incorporated Completes Acquisition of Lite-On Semiconductor Corporation

Plano, Texas – November 30, 2020 – Diodes Incorporated (Nasdaq: DIOD) today announced the Company has completed its acquisition of Lite-On Semiconductor (TWSE: 5305) (“LSC”).

The acquisition was initially announced August 8, 2019, with LSC shareholders approving the transaction on October 25, 2019.  Following receipt of all necessary regulatory approvals and finalizing all other conditions, the transaction closed and became effective today with each LSC shareholder receiving TWD 42.50, or total cash paid of approximately $446 million.  As a result of the transaction’s close, the common stock of LSC will no longer be listed for trading on the Taiwan Stock Exchange.

Commenting on the transaction, Chairman, President and CEO Dr. Keh-Shew Lu, said, “We are very pleased to complete the acquisition of LSC, which will be immediately accretive to Diodes’ earnings per share and represents the next significant step in executing our strategic growth plan. This acquisition broadens our discrete product offerings, including providing us with a leadership position in glass-passivated bridges and rectifiers that will allow us to further extend our position in the Automotive and Industrial market spaces consistent with Diodes’ overall growth strategy.  Further, the acquisition expands our wafer fabrication and assembly and test capacity and provides us an opportunity to improve LSC’s profitability through operating and manufacturing improvements as well as increased factory utilization.

“In addition to the product and operating synergies, this acquisition enabled us to accelerate our share repurchase activities, recapturing approximately 14.7% of Diodes outstanding shares previously held by LSC.  I would like to personally welcome the LSC employees to the Diodes’ family, and together, I believe we are well positioned to achieve our goal of annual gross profit of $1 billion by 2025.  We look forward to reporting our continued progress and future successes as one combined company.”

Diodes original fourth quarter guidance as provided on November 9, 2020 did not include any benefit from the LSC acquisition.  As of that date, Diodes expected revenue to be $324 million, plus or minus 3%. With the acquisition now closed, Diodes expects LSC will contribute approximately $17 million in additional revenue and $0.01 to earnings per share. For the full year 2021, Diodes expects LSC to add approximately $0.30 to earnings per share.

About Diodes incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-

focused sales, coupled with worldwide operations of 28 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Forward-Looking Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include, but are not limited to, the following: the expected benefits of the acquisition, including the acquisition being immediately accretive; the efficiencies, cost savings, revenues, and enhanced product offerings, market position, and design and manufacturing capabilities of Diodes after the acquisition; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions.

Potential risks and uncertainties include, but are not limited to, such factors as; statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that the acquisition of LSC will be immediately accretive to Diodes’ GAAP earnings per share; that we are well positioned to achieve our goal of annual gross profit of $1 billion by 2025; that for the fourth quarter of 2020, Diodes expects the acquisition will contribute approximately $17 million in additional revenue, and an additional $0.01 cent of non-GAAP earnings per share; that for the full year 2021, Diodes expects LSC to add approximately an additional $0.30 to earnings per share; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:

Diodes Incorporated

Laura Mehrl

Director, Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers, President

P: 949-224-3874

E: lsievers@sheltongroup.com